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                                                                  Exhibit (a)(2)

                         FIRST CERTIFICATE OF AMENDMENT
                               DATED MAY 17, 2007
                                       TO
                       AGREEMENT AND DECLARATION OF TRUST
                 OF VAN KAMPEN GLOBAL CREDIT OPPORTUNITIES FUND
                              DATED MARCH 15, 2007

     WHEREAS, the Trustees of Van Kampen Global Credit Opportunities Fund, a Delaware statutory trust (the "Trust') approved the amendment of the Trust's Agreement and Declaration of Trust dated March 15, 2007 (the "Declaration of Trust") in accordance with Section 9.5 thereof;

     WHEREAS, the Trustees have authorized the proper officers of the Trust to effect such amendments;

     NOW THEREFORE, the Declaration of Trust is hereby amended as follows:

     1. The first sentence of Section 1.1 is amended and restated in its entirety to read as follows:

     SECTION 1.1 Name. The name of the Trust shall be

                 "VAN KAMPEN DYNAMIC CREDIT OPPORTUNITIES FUND"

     and so far as may be practicable, the Trustees shall conduct the Trust's activities, execute all documents and sue or be sued under that name, which name (and the word "Trust" wherever used in this Agreement and Declaration of Trust, except where the context otherwise requires) shall refer to the Trustees in their capacity as Trustees, and not individually or personally, and shall not refer to the officers, agents or employees of the Trust or of such Trustees, or to the holders of the Shares of Beneficial Interest of the Trust or any Series. If the Trustees determine that the use of such name is not practicable, legal or convenient at any time or in any jurisdiction, or if the Trust is required to discontinue the use of such name pursuant to Section 10.7 hereof, then subject to that Section, the Trustees may use such other designation, or they may adopt such other name for the Trust as they deem proper, and the Trust may hold property and conduct its activities under such designation or name.

EXECUTED, to be effective May 17, 2007


                                        /s/ Ronald E. Robison
                                        ----------------------------------------
                                        Ronald E. Robison
                                        President and Principal Executive
                                        Officer